Exhibit 23.1





               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this current report on Form 8-K dated February 27, 1998 of Fred Meyer, Inc. and in the Prospectuses relating to the Registration Statements (Form S-4 No. 333-44871, Form S-3 No. 333-44537 and Form S-3 No. 333-46835 of Fred Meyer, Inc.
(the "Registrant")) and to the incorporation by reference therein of our report dated January 27, 1997, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc., a subsidiary of the Registrant, incorporated in its annual report (Form 10-K) for the year ended December 28, 1996, filed with the Securities and Exchange Commission and incorporated by reference in the Fred Meyer, Inc. Form 8-K filed with the Securities and Exchange Commission on September 9, 1997.

                                   ERNST & YOUNG LLP

Salt Lake City, Utah
February 27, 1998